AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HURRICANE AMT, LLC)

by and among

GAMA GROUP LLC, SALIENT POINT TRUST, SATOVSKY ENTERPRISES, LLC,
MAPES HOLDINGS LLC and

MARTIN O’DOWD (SELLERS)

and

FAT BRANDS INC. (BUYER)

dated as of

July 2, 2018

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HURRICANE AMT, LLC)

This Amended and Restated Membership Interest Purchase Agreement (this “Agreement”), dated as of July 2, 2018, is entered into by and among Gama Group LLC, Salient Point Trust, Satovsky Enterprises, LLC, Mapes Holdings LLC and Martin O’Dowd (each, a “Seller”, and together, “Sellers”), on the one hand, and FAT Brands Inc., a Delaware corporation, on the other hand (“Buyer”).

RECITALS

WHEREAS, Sellers and Buyer entered into that certain membership Interest Purchase Agreement dated November 14, 2017, as amended by various email exchanges among the parties (the “Original Agreement”);

WHEREAS, the parties to this Agreement desire to amend and restate the Original Agreement so that there shall not have been any lapse in time between the Original Agreement and this Agreement;

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in Hurricane AMT, LLC, a Florida limited liability company (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Accrued Salary and Payroll Tax Cap” has the meaning set forth in Section 2.02(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including any written claim or demand that does not involving any formal proceeding.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.10.

“Area Developer Agreement” has the meaning set forth in Section 3.14(a).

“Assignment” has the meaning set forth in Section 2.03(b)(i) .

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Consideration” has the meaning set forth in Section 2.02(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Worksheet” has the meaning set forth in Section 2.02(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Indebtedness” has the meaning set forth in Section 2.02(b).

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“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Restaurants” means the restaurants operated and managed by Hurricane Wings Management LLC, a Florida limited liability company (“Wings Management”), all of which will be identified, by restaurant name, address and ownership thereof, in Section 1(a) of the Disclosure Schedules; none of which is owned by the Company, it being understood and agreed that the Buyer is not acquiring any Company Restaurants.

“Consulting Agreement” has the meaning set forth in Section 5.05.

“Contracts” means all agreements, contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Demand Claims” has the meaning set forth in Section 8.02(g).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the updated Disclosure Schedules dated as of the date hereof and delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” has the meaning set forth in Section 3.06.

“Florida Courts” has the meaning set forth in Section 10.10(a).

“Franchise Agreement” means any Contract granting Franchise Rights of the Company to any other Person.

“Franchise Breach” means, with respect to a Franchise Agreement or Area Developer Agreement, as the case may be, (a) any breach, inaccuracy, default, violation or failure to perform, comply or notify, (except any such breach, inaccuracy, default, violation or failure to perform, comply or notify that would not, individually or in the aggregate with any other such breach, inaccuracy, default, violation or failure to perform, comply or notify, have or reasonably be expected to have a Material Adverse Effect); or (b) any other act, omission, event, occurrence, or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate, cancel or modify any right or obligation or (ii) require the payment of a monetary penalty.

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“Franchise Rights” means any and all rights relating to the ownership, operation and development of one or more restaurants branded as “Hurricane Grill & Wings”.

“Franchise Sales Persons” has the meaning set forth in Section 3.14(g).

“Franchise Status Call” has the meaning set forth in Section 5.02.

“Franchisee” has the meaning set forth in Section 3.14(a).

“Fundamental Rep” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii) .

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Greenstalk Entity” means each of Greenstalk Capital LLC and Hurricane Wings Bradenton Investor, LLC, Hurricane Wings International Drive Investor, LLC and Proteggere, LLC, each as an assignee of Greenstalk Capital, LLC.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any liability or obligation under or for any of the following, in each case to the extent any related amount is actually owed: (a) indebtedness for borrowed money, including the principal and accrued and unpaid interest thereon and any guaranty of any indebtedness or other amount owed by any other Person; (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument; (c) letter of credit or surety bond, the extent drawn upon and then only the outstanding amount required to be paid; (d) capital lease; (e) deferred purchase price of any property; and (f) conditional sale obligations, excluding trade accounts payable in the ordinary course of business.

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“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means a mutually acceptable nationally recognized firm of independent certified public accountants other than the Company’s or Buyer’s principal independent accounting firm.

“Indirect Damages” has the meaning set forth in the definition of “Losses”.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world in which the Company does business or owns any intellectual property, whether registered or unregistered, including any and all: (a) Marks, trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of John Metz or Fred Grant, Jr., and such knowledge that such Person would reasonably be expected to obtain or have in the course of diligently performing his duties to the Company.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Liabilities” has the meaning set forth in Section 3.07.

“Lien” means, with respect to any asset or property, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or property.

“Losses” means all actual out-of-pocket losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards (including arbitration awards), amounts agreed to in settlement (whether as a result of mediation or otherwise), fines, reasonable costs and reasonable expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, including any actual and anticipated loss or reduction of revenue, diminution in value or any damages based on any type of multiple (collectively, “Indirect Damages”), except in the case of fraud or to the extent (a) awarded to a Governmental Authority or any other Person in connection with a Third Party Claim either (i) in a final, non-appealable order of a court of competent jurisdiction or (ii) by any arbitrator or mediator or (b) agreed to in mediation or by any other settlement in accordance with the provisions of ARTICLE VIII.

“Marks” means all fictitious business names, trading names, corporate names, and registered trademarks, and service marks and applications therefor.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or would reasonably be expected to be, individually or in the aggregate with any other event, occurrence, fact, condition or change, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or (b) the ability of Sellers, or any Seller, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any general decline in any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP, or the enforcement, implementation or interpretation thereof; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) any natural or man-made disaster or act of God, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, suppliers, distributors, franchisees or others having relationships with the Company as a result thereof; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Media Fund” has the meaning set forth in Section 5.13.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Net Cash Consideration” has the meaning set forth in Section 2.02(b).

“Non-escrow Units” has the meaning set forth in Section 2.02(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Original Agreement” has the meaning set forth in the recitals.

“Original Issue Price”, when used with respect to the Units, means ten thousand dollars ($10,000) per Unit.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means all Leased Real Estate.

“Related Party Indebtedness” means any Indebtedness owed by the Company to any Seller or any Affiliate of any Seller or owed by any Seller or any Affiliate of any Seller to the Company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Agreement” has the meaning set forth in Section 2.03(b)(i).

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“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of owning or operating, except as a Franchisee of the Company, or franchising, as franchisor, one or more restaurants that specialize in the sale of chicken wings.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Seller Indemnitors” means each of Salient Point Trust, GAMA Group, LLC and Satovsky Enterprises, LLC.

“Seller” or “Sellers” have the meaning set forth in the preamble.

“Seller Units” has the meaning set forth in Section 2.02(a).

“Sellers Indemnitees” has the meaning set forth in Section 8.03.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

“T&T” has the meaning set forth in Section 2.02(b).

“Tax Claim” has the meaning set forth in Section 6.05.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territorial Rights” has the meaning set forth in Section 3.14(h).

“Territory” means the United States of America, including its territories and possessions.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

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“Transaction Documents” means this Agreement, the Assignment and such other agreements to be executed and delivered by a party hereto in connection with the Closing.

“Union” has the meaning set forth in Section 3.21(b).

“Units” means units of Buyer, each of which consists of (a) one hundred (100) shares of Series A-1 Fixed Rate Cumulative Preferred Stock of Buyer and (b) warrants to purchase one hundred twenty-five (125) shares of Common Stock of Buyer, which shares of Series A-1 Fixed Rate Cumulative Preferred Stock and Common Stock and which warrants are more fully described in the term sheet and certificate of designation of Buyer, a copy of which has been provided to Sellers.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wings Management” has the meaning set forth in the definition of “Company Restaurants”.

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests, free and clear of all Liens, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be Twelve Million Five Hundred Thousand Dollars ($12,500,000), payable as set forth below. The Purchase Price shall be payable by delivery at the Closing of (i) cash in the amount of Eight Million Dollars ($8,000,000) (the “Cash Consideration”); (ii) four hundred (400) Units, valued at Ten Thousand Dollars ($10,000) per Unit or Four Million Dollars ($4,000,000) in the aggregate (the “Seller Units”; and (iii) the issuance by Buyer of an additional fifty (50) Units, valued at Five Hundred Thousand Dollars ($500,000), to certain Sellers, which Sellers shall be named and the respective Units to be issued to each Seller are set forth on the Closing Worksheet (the “Non-escrow Units”). At the Closing, the Cash Consideration and the Units will be paid or issued, as applicable, to Sellers and the other Persons entitled to a portion of the Purchase Price; provided that the Seller Units will be held by Buyer in escrow until released in accordance with Section 8.06. At the Closing, the Company shall be sold on a cash-free, debt-free basis and will have no accrued salaries and payroll taxes in excess of Sixty-Five Thousand Dollars ($65,000), including for the Company’s Subsidiary, Hurricane Media Fund, LLC (the “Accrued Salary and Payroll Tax Cap”). All accounts receivable and accounts payable of the Company earned or incurred on or prior to July 1, 2018 shall be deemed the property of Sellers, and all accounts receivable and accounts payable earned or incurred after July 1, 2018 shall be the property of Buyer. Any payments for accounts receivable that are received by Buyer after the Closing Date that pertain to services performed by the Company prior to or on July 1, 2018 shall be deemed to be held by Buyer in trust for Sellers and Buyer shall remit same to Sellers within fifteen (15) Business Days after receipt thereof.

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(b) Closing Payments and Deliveries.

(i) The Cash Consideration payable to Sellers at the Closing (the “Net Cash Consideration”) shall equal the difference between the Cash Consideration minus the sum of (A) all Indebtedness of the Company (“Company Indebtedness”), including all Related Party Indebtedness and all Indebtedness identified in Section 3.08(i) of the Disclosure Schedules, then outstanding; (B) all other Liabilities of the Company, including the Liabilities identified in Section 3.07 of the Disclosure Schedules (other than the Liabilities identified in Item 1 and Item 2 thereof) and all Liabilities with respect to the legal proceedings identified as “Other Legal Items” in Section 3.17(a) of the Disclosure Schedules as noted thereon, but excluding Liabilities incurred and payable in the ordinary course of business consistent with past practices; and (C) any accrued salaries and payroll taxes in excess of the Accrued Salary and Payroll Tax Cap.

(ii) All amounts payable to Casual Dining Ventures, Inc., Mark Bartholomay, Fred Grant, Kevin Kruse and any Greenstalk Entity for their respective options to acquire, or other rights with respect to, membership interests in the Company and the “Liquidating Event Compensation” payable to T&T Holdings LLC (“T&T”) pursuant to the Agreement dated February 15, 2011 between the Company and T&T shall be paid by the issuance to such Persons of Seller Units with a value as close as possible, without issuance of any fractional Units, equal to the amount to which each such Person is entitled (it being understood and agreed that (A) the maximum amount that may be payable to T&T shall be utilized for this purpose and (B) the number of Seller Units issuable to Sellers shall be reduced by the number of Seller Units issued to each such Person).

(iii) All amounts described in clauses (A) and (B) of Section 2.02(b)(i) will be payable by Buyer at the Closing in accordance with the wire transfer instructions provided by Sellers in the Closing Worksheet delivered by Sellers pursuant to Section 2.02(c).

(iv) The Net Cash Consideration payable to Sellers pursuant to Section 2.02(b)(i) shall be paid to Sellers in accordance with their respective interests therein, as set forth in the Closing Worksheet, by wire transfer of immediately available funds to the accounts identified by Sellers in the Closing Worksheet.

(v) The Seller Units shall be issued in the name of each Seller or other Person entitled to Seller Units in accordance with their respective interests therein as set forth in the Closing Worksheet, but shall be held by Buyer in escrow as provided herein.

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(c) Closing Worksheet. Prior to the Closing Date, Sellers shall deliver to Buyer a worksheet (the “Closing Worksheet”) setting forth Sellers’ calculation of the aggregate Net Cash Consideration and including:

(i) the percentage of the Net Cash Consideration to which each Seller is entitled, together with wire transfer instructions for the payment thereof to each Seller and the number of Seller Units issuable to each Seller, together with the name in which such Seller Units shall be issued (if not in such Seller’s name), it being understood and agreed that (A) the aggregate number of Seller Units issuable to Sellers shall be reduced by the number of Seller Units issued to the other Persons entitled to Seller Units pursuant to Section 2.02(b); and (B) each Seller’s and each such other Person’s Seller Units shall be held by Buyer in escrow and not delivered to the applicable Seller or other Person until released therefrom in accordance with Section 8.06;

(ii) the amount payable with respect to all Company Indebtedness, the name of the payee thereof and wire transfer instructions for each such payment;

(iii) the amount payable with respect to each other Liability referred to in Section 2.02(b)(i)(B), together with the name of the payee thereof and wire transfer or other payment instructions for each such payment;

(iv) the name and aggregate number of Non-escrow Units to be issued to each Seller entitled thereto in accordance with Section 2.02(a)(iii), all of which Non-escrow Units shall be issued to the Sellers entitled thereto at Closing;

(v) the aggregate amount of the accrued salaries and payroll taxes in excess of the Accrued Salary and Payroll Tax Cap; and

(vi) the number of Seller Units issuable to each of Casual Dining Ventures, Inc., Mark Bartholomay, Fred Grant, Kevin Kruse, each Greenstalk Entity and T&T, all of which Seller Units shall be held by Buyer in escrow until released therefrom in accordance with Section 8.06.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Sellers the Net Cash Consideration by wire transfer of immediately available funds to the accounts of Sellers set forth in the Closing Worksheet;

(ii) issue the Seller Units in the name of each Seller and other Person entitled thereto in accordance as set forth in the Closing Worksheet, but retain such Seller Units in escrow until released as provided herein;

(iii) issue and deliver the Non-escrow Units to the Sellers entitled thereto as set forth in the Closing Worksheet; and

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(iv) deliver to Sellers all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) an assignment of the Membership Interests to Buyer in form and substance reasonably satisfactory to Buyer (the “Assignment”), duly executed by each Seller; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(c) In addition to the deliveries contemplated by Sections 2.03(a) and 2.03(b), at the Closing (or, in the case of the Release Agreements described in clause (ii) below, as soon as practicable, but in no event more than ten (10) Business Days, following the Closing), Sellers shall deliver or cause to be delivered to Buyer:

(i) a list of and the amount due to each holder of Company Indebtedness;

(ii) subject to the last few sentences of this Section 2.03(c), a release and waiver of claims agreement (specifically including, in the case of Persons having options or equity interests in the Company, a waiver of all applicable appraisers’ and/or dissenters’ rights), in a form reasonably acceptable to Buyer (each, a “Release Agreement”), duly executed by each of Casual Dining Ventures, Inc., Mark Bartholomay, Fred Grant, Kevin Kruse, T&T and each Greenstalk Entity;

(iii) evidence reasonably satisfactory to Buyer that the Ultimate Net Loss Obligation Agreement dated October 12, 2012 between the Company and Franchise Credit, LLC has been, or as of the Closing shall be, terminated, it being understood that the payoff letter or confirmation of satisfaction from Franchise Credit, LLC, together with the Repayment and Release Agreement effective as of December 18, 2017, by and among the Company, John Metz and Franchise Credit, LLC, shall be sufficient evidence thereof; and

(iv) evidence reasonably satisfactory to Buyer that Chitowngus LLC is waiving and declining to exercise its right to terminate the Area Director Agreement dated December 22, 2010, as amended by the Amendment to Area Director Agreement dated December 22, 2010, by and between the Company and Chitowngus LLC, which right to terminate arises as a result of the transactions contemplated hereby.

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Notwithstanding anything to the contrary expressed or implied in this Agreement, Buyer understands that Sellers and the Company are in dispute with T&T and the Greenstalk Entities, which disputes make it unlikely that Sellers shall be able to deliver a Release Agreement from T&T or any Greenstalk Entity on or prior to the tenth (10th) Business Day following the Closing. Accordingly, when and if Sellers and T&T or the Greenstalk Entities agree to the number of Units to which any such Person is entitled, Sellers shall so notify Buyer in writing and the number of Seller Units issued to such Person on the Closing Date shall be adjusted to reflect such agreement (with any upward adjustment reducing, on a pro rata basis, the number of Seller Units issued to Sellers and any downward adjustment increasing, on a pro rata basis, the number of Seller Units issued to Sellers).

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than one (1) Business Day after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Loeb & Loeb LLP in New York, NY, or Los Angeles, CA, or at such other time or on such other date or at such other place as Buyer and Sellers shall mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer or the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
Representations and warranties of Sellers

Except as set forth in the Disclosure Schedules, each Seller, as to itself and not as to any other Seller with respect to the representations and warranties set forth in Section 3.01 and, solely to the extent related to a particular Seller, Section 3.05, and each Seller Indemnitor, jointly and severally with respect to all of the other representations and warranties set forth in this ARTICLE III, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. The Disclosure Schedules may include sections and disclosures in addition to those Sections of the Disclosure Schedules referenced in this ARTICLE III.

Section 3.01 Organization and Authority of Sellers. Each Seller that is an entity is a corporation, general partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its state of organization. Each Seller has full corporate, general partnership or limited liability company, as applicable, power and authority to enter into this Agreement, the Assignment and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller that is an entity of this Agreement and the Assignment and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, general partnership or limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of each Seller enforceable against each of them in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. When the Assignment and each other Transaction Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution, and delivery by each other party thereto), the Assignment and such other Transaction Documents will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.

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Section 3.02 Organization and Organizational Documents.

(a) The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite limited liability company power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a limited liability company, and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Sellers have delivered or made available to Buyer a true and correct copy of the Organizational Documents of the Company. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 3.03 Capitalization.

(a) Each Seller is the record owner of and has good and valid title to its Membership Interests, free and clear of all Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Liens. The Membership Interests were issued in compliance with applicable Laws. To Sellers’ Knowledge, the Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which each such Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b) Except as set forth in Section 3.03(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Sellers or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

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Section 3.04 Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by a Seller of this Agreement, the Assignment and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, the Organizational Documents of such Seller, to the extent such Seller is an entity, or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any of them is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company, except in the cases of clauses (c) and (d), where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement and the Assignment and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices with respect to which the failure to obtain, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

Section 3.06 Financial Statements. Sellers have made available to Buyer complete copies of the audited financial statements of the Company, consisting of the balance sheet as of its fiscal year-end in the years 2016 and 2015, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), unaudited financial statements of the Company consisting of the balance sheet as of December 31, 2017, and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended, and unaudited financial statements of the Company consisting of the balance sheet as of March 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the three (3) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP. The balance sheet of the Company as of its fiscal year-end in 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of the three (3) month period then ended March 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” To Sellers’ Knowledge, the Company maintains in all material respects a standard system of accounting established and administered in accordance with GAAP.

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Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, including guaranties of the obligations of any other Person (“Liabilities”), except (a) those which are adequately reflected or reserved against in the applicable Balance Sheet as of the applicable Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the applicable Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Company is not a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any such Contract or arrangement relating to any transaction or relationship between the Company and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended). At Closing, the Company will have no (i) Indebtedness, including Related Party Indebtedness, except as otherwise agreed by Buyer as contemplated by this Agreement, or (ii) accrued salaries or payroll taxes in excess of the Accrued Salary and Payroll Tax Cap.

Section 3.08 Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 3.08 of the Disclosure Schedules, from the Balance Sheet Date, the Company has operated in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of any equity interests in the Company;

(d) issuance, sale or other disposition of, or creation of any Lien on, any equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

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(e) declaration or payment of any distributions on or in respect of any equity interest in the Company, or redemption, purchase or acquisition of any outstanding equity interests in the Company;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices of the Company, or any of their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) except as set forth in Section 3.08(h) of the Disclosure Schedules, entry into any Contract that would constitute a Material Contract;

(i) except as set forth in Section 3.08(i) of the Disclosure Schedules, incurrence, assumption or guarantee of any indebtedness for borrowed money except (1) unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice and (2) Related Party Indebtedness;

(j) except as set forth in Section 3.08(j) of the Disclosure Schedules, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet of the Company or cancellation of any debts (except possibly in connection with the elimination of Related Party Indebtedness) or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Lien upon any properties or assets, tangible or intangible, of the Company;

(q) hiring or promoting any person as an officer except to fill a vacancy in the ordinary course of business;

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(r) (i) grant of any bonus, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than (A) as provided for in any written agreements or required by applicable Law in the ordinary course of business or (B) increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000 per annum, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant, except as set forth in Section 3.08(r) of the Disclosure Schedules;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, except in the ordinary course of business consistent with past practice, (ii) Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company by more than ten percent (10%) of its existing annual obligations of such plans or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees (other than the payment of compensation to officers and employees in the ordinary course of business) and except as set forth in Section 3.08(t) of the Disclosure Schedules;

(u) except as set forth in Section 3.08(u) of the Disclosure Schedules, entry into a new line of business or abandonment or discontinuance of the existing line of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reduce any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts disclosed in Sections 3.10(a) or 3.10(b) (“Real Property”), Section 3.12(b) (“Company IP Agreements”) and Section 3.14(a) (“Franchise Agreements”) of the Disclosure Schedules, are referred to herein as “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person with respect to any Tax or environmental Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between the Company, on the one hand, and Sellers or any Affiliate of Sellers (other than the Company), on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) To the Knowledge of Sellers, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Except as set forth in Section 3.09(b) of the Disclosure Schedules, neither the Company, nor, to Sellers’ Knowledge, any other party to a Material Contract is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract as of the date hereof. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. The “knowledge” qualification set forth in the first sentence of this Section 3.09(b) shall not minimize, impair or be deemed to modify or qualify any representation or warranty set forth in any other Section of this ARTICLE III, including in particular the representations and warranties set forth in Sections 3.10(b), 3.12 and 3.14.

Section 3.10 Real Property and Personal Property Matters.

(a) The Company does not own any real property.

(b) Section 3.10(b) of the Disclosure Schedules sets forth a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has made available to Buyer a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth in Section 3.10(b) of the Disclosure Schedules, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the Knowledge of Sellers, any other party to the Lease, is in breach or default under such Lease and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Sellers, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. The Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein, nor has the Company subleased, licensed, or otherwise granted any Person a right to use or occupy such Leased Real Estate or any portion thereof.

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(c) The Leased Real Estate identified in Section 3.10(b) comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company, free and clear of all Liens other than Permitted Liens.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the items of tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The items of tangible personal property currently owned or leased by the Company are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the tangible personal property necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a list of all (i) Company IP Registrations and (ii) Company Intellectual Property that are not registered but that are material to the business or operations of the Company. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules will identify all Company IP Agreements that are material to the Company’s business and operations, except for any shrink-wrap, click-wrap, and similar licenses for commercially available off-the-shelf software. Sellers have made available to Buyer true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Sellers’ Knowledge, any other party to a Company IP Agreement is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

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(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, to Sellers’ Knowledge, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the exclusive ownership of all Company Intellectual Property in the Company, as applicable. Sellers have made available to Buyer true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of the Company to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of its business or operations as currently conducted, except in any such case as would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect.

(e) The rights of the Company in the material Company Intellectual Property are valid, subsisting, and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) The conduct of the business of the Company, as currently conducted, and the products, processes and services of the Company do not infringe, dilute, misappropriate or otherwise violate, and have not during the past year infringed, diluted, misappropriated or otherwise violated in any material respect, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated or is currently infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

(g) To Sellers’ Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled or pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the rights of the Company with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

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Section 3.13 Inventory; Accounts Receivable.

(a) All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

(b) The accounts receivable of the Company reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are subject to a reasonable reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the applicable Interim Balance Sheet Date, on the accounting records of the Company. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14 Franchise Matters.

(a) Section 3.14(a) of the Disclosure Schedules sets forth a true and correct list of all currently effective Franchise Agreements and area development agreements (“Area Developer Agreements”), including any amendments thereto, to which the Company is a party, listing the name of the franchisee, licensee or area developer (“Franchisee”), date of agreement or amendment and location of restaurant(s) or development area. No other Contracts exist between the Company and any third party granting any such third party the right, or any option or right of first refusal, to conduct business under the name “Hurricane Grill & Wings”, “Hurricane BTW”, or any other Marks owned or used by the Company, all of which will be identified in Section 3.14(a) of the Disclosure Schedules. Except as set forth in Section 3.14(a) of the Disclosure Schedules, the consummation of the transactions contemplated hereby will not require the consent of any Franchisee. Except as set forth in Section 3.14(a) of the Disclosure Schedules, to Sellers’ Knowledge, the restaurants that are the subject of Franchise Agreements with Franchisees are presently open to the public and operating. Seller has made available to Buyer a correct and complete copy of each Franchise Agreement (as amended to date) listed in Section 3.14(a) of the Disclosure Schedules.

(b) With respect to each Franchise Agreement identified and Area Development Agreement in Section 3.14(a) of the Disclosure Schedules:

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(i) Except as set forth in Section 3.14(b)(i) of the Disclosure Schedules, such Franchise Agreement and Area Development Agreement is the legal, valid, and binding obligation of the applicable Franchisee or area developer, enforceable in accordance with its terms, except as such enforceability may be subject to (x) the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity and (y) the effects of franchise and other Laws;

(ii) Except as set forth in Section 3.14(b)(ii) of the Disclosure Schedules, the Company is not, nor is, to Sellers’ Knowledge, any counter-party, in Franchise Breach of such Franchise Agreement or Area Development Agreement, and, to Sellers’ Knowledge, no event has occurred that with notice or lapse of time would constitute a Franchise Breach under such Franchise Agreement or Area Development Agreement, except for such Franchise Breaches by the counter-party thereto which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of such Franchise Agreement or Area Development Agreement;

(iii) Except as set forth in Section 3.14(b)(iii) of the Disclosure Schedules, no party to such Franchise Agreement or Area Development Agreement has delivered a formal written demand for early termination pursuant to the terms thereof or any written notice claiming a breach or violation by the Company of or a default by the Company under such Franchise Agreement or Area Development Agreement; it being understood and agreed that the disclosures in Section 3.14(b)(iii) and in other Sections of the Disclosure Schedules of the Demand Claims shall not limit, diminish or impact in any way the Seller Indemnitors’ obligations to indemnify the Buyer Indemnitees from any and all Losses with respect thereto;

(iv) Except as set forth in Section 3.14(b)(iv) of the Disclosure Schedules, the Company has not granted a waiver or consent with respect to a provision of such Franchise Agreement or Area Development Agreement regarding a counter-party’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes;

(v) the Company has in its possession an original or executed copy of each Franchise Agreement and Area Development Agreement, and any amendments thereto;

(vi) Except as set forth in Section 3.14(b)(vi) of the Disclosure Schedules, each Franchisee is current in its financial obligations to each the Company, including without limitation, for payments due for franchise, development, or license fees, royalties, advertising contributions, and product purchases; and

(vii) Except as set forth in Section 3.14(b)(vii) of the Disclosure Schedules, each Franchisee is current in its development obligations with respect to each restaurant to be developed by such Franchisee in such Franchisee’s development area.

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(c) Since the Interim Balance Sheet Date, the Company has not received any formal written notice, claim or demand pursuant to the terms of a Franchise Agreement from any Franchisee of any Franchise Breach by the Company of any material term or provision of such Franchise Agreement, except as set forth on Schedule 3.14(c) of the Disclosure Schedules.

(d) Schedule 3.14(d) of the Disclosure Schedules sets forth each state or other jurisdiction in which the Company is currently registered to sell its franchises or with which the Company has filed an application for registration to sell its franchises that is currently pending, or has filed (where such filing is required) an application for exemption from registration, to sell franchises, and the effective date and expiration date of each such registration and exemption.

(e) To Sellers’ Knowledge, other than matters for which the Company has obtained releases, during the period commencing on January 1, 2012 and continuing through the date of this Agreement, the Company has in all material respects made all disclosures in each Franchise Offering Circular required by all applicable federal and state laws and regulations which govern the sale of franchises, and to the Knowledge of Sellers, neither the Company, nor any “Franchise Sales Person”, has offered for sale, accepted an offer, or sold a Franchise except in compliance with all applicable federal and state laws and regulations which govern the sale of franchises.

(f) Except as disclosed in any Franchise Offering Circular, during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement, the Company has received no written notice of any violation by the Company of any franchise law from any federal or state regulatory agency and, to Sellers’ Knowledge, no allegations of violations by the Company of any state franchise registration, disclosure, relationship or termination law have been made by any federal or state regulatory agency.

(g) Section 3.14(g) of the Disclosure Schedules sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement (collectively, “Franchise Sales Persons”), including a list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which the Company has authorized any Franchise Sales Persons to offer or sell franchises on behalf of the Company or agreed to rebate or share amounts receivable under any Franchise Agreement. Sellers have delivered to Buyer true, complete and correct copies of all such agreements.

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(h) Except as set forth in the Franchise Agreements or Area Developer Agreements, no Franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the “Territorial Rights”) with the Company pursuant to which (A) the Company is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (B) the Franchisee is granted rights for the acquisition of additional franchises or expansion of the Franchisee’s territory. No Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. To the extent the Company granted any such Territorial Rights (whether disclosed or required to be disclosed herein), the Company has complied with such Territorial Rights and, in the course of offering or selling franchises, the Company has not violated the Territorial Rights of any Franchisee.

(i) Section 3.14(i) of the Disclosure Schedules sets forth a complete and accurate list of the name, last known address and telephone number of all Franchisees whose franchise agreements were terminated, cancelled, not renewed, reacquired by the Company or who have otherwise ceased to do business during the period commencing on January 1, 2012 and continuing through the date of this Agreement.

Section 3.15 Suppliers. Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15 of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer, except as otherwise noted on Section 3.16 of the Disclosure Schedules. To Sellers’ Knowledge, such Insurance Policies are in full force and effect as of the date hereof, and, to Sellers’ Knowledge, such Insurance Policies will remain in full force and effect following the Closing (except to the extent terminated by Buyer or the Company after the Closing). Except as would not have a Material Adverse Effect, the Company has not received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, nor has the Company otherwise failed to comply, in any material respect, with any provision contained in any such Insurance Policy.

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Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, to the Sellers’ Knowledge, there are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Franchising Compliance.

(a) The Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Section 3.18(b) of the Disclosure Schedules will identify all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c) The Company has offered Franchise Rights only pursuant to duly registered offerings, in compliance with, and as contemplated by, a current and effective franchise disclosure document and otherwise in compliance in all material respects with all Laws.

Section 3.19 Environmental Matters. The following representations and warranties are the Seller Indemnitors’ sole representations and warranties with respect to environmental matters:

(a) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(a) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and neither Sellers nor the Company are aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

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(b) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company, or any real property currently or formerly owned, operated or leased by the Company, and none of the Company or any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

(c) To Sellers’ Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(d) To Seller’s Knowledge, there are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of Sellers or the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of them.

(e) To Sellers’ Knowledge, none of Sellers or the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) To Seller’s Knowledge, (i) there are no environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased real property which are in the possession or control of Sellers or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) there are no material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(g) To Seller’s Knowledge, none of Sellers or the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules sets forth a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company, or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed in Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) has been established, administered and maintained in accordance with its terms and, to Sellers’ Knowledge, in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) None of the Company or any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or any of its respective ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) none of the Company or any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

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(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company does not have a commitment or obligation, nor has it made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company or any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their respective Affiliates have any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company has no obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

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(l) Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, individually or collectively: (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules sets forth a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date. The Company has previously disclosed to Buyer compensation and benefits information with respect to employees of the Company. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full or accrued only since the most recent pay period.

(b) The Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past five (5) years there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c) The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

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(d) The Company has complied in all material respects with the WARN Act with respect to the transactions contemplated herein.

(e) The Company has not been the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any Government Contract. The Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth: (i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.

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(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. To Sellers’ Knowledge, there are no pending or, to the Sellers’ Knowledge, threatened Actions by any taxing authority with respect to the Company.

(i) Sellers have made available to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 28, 2012.

(j) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m) Except as set forth in Section 3.22(m) of the Disclosure Schedule, the Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) Since the date of formation, the Company has been treated as a partnership for U.S. federal income tax purposes and has been so treated in all Tax years since the date of formation. The Company has never made an election to be treated as a C-corporation for U.S. federal, state, local or foreign tax purposes.

(o) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

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(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(p) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment. The Company has not entered into any gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23 Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the members and the managers, or ratifications of all actions taken by the members and the managers, and no meeting has been held or written consent obtained with respect to any material action of any such members or managers for which minutes or ratifications have not been prepared that are not or will not be contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Assignment or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.25 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Sellers, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company. Without limiting the generality of the foregoing, none of Sellers, the Company or any other Person has made or makes any representation or warranty with respect to any projections, future results of operations, estimates or budgets of future revenues, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company.

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ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficiency of Funds. At Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and sufficient authorized and unissued shares of Series A-1 Fixed Rate Cumulative Preferred Stock and Common Stock to enable it to issue the Units and to consummate the transactions contemplated by this Agreement, all in accordance with applicable state and federal law, including without limitation applicable securities laws.

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Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Compliance With Laws. Buyer is in material compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 4.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, each of Buyer and its subsidiaries and Affiliates, including the Company, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its subsidiaries and Affiliates, including the Company. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.08 Independent Investigation. As of the Closing, Buyer shall have conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it shall have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules), and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

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ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing or the termination of this Agreement in accordance with Section 9.01, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, conduct the business of the Company in the ordinary course of business substantially consistent with past practice; and use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing or the termination of this Agreement in accordance with Section 9.01, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Sellers and the Company to reasonably cooperate with Buyer in its investigation of the Company; and (d) permit Buyer to communicate with the Franchisees and, to the extent necessary or requested by Buyer, facilitate such communications. In addition, shortly prior to the Closing, Buyer may schedule one or more calls (“Franchise Status Calls”) with any of the Company’s Franchisees to confirm such Franchisee’s status and intent with respect to its Franchise Agreement or Area Developer Agreement, as applicable. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, the Company or any Franchisee. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement. Buyer shall, and shall cause its Representatives and Affiliates to, comply with all confidentiality requirements under this Agreement in connection with such investigation.

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Section 5.03 Solicitation of Other Bids.

(a) Buyer agrees that, pursuant to the various amendments of the Original Agreement by way of email exchanges among the parties, Sellers or any of their Affiliates (including the Company) or any of their respective Representatives have been permitted to pursue or receive any back-up Acquisition Proposal(s) to this Agreement, and Buyer further agrees that such parties may continue to pursue or receive back-up Acquisition Proposals until the Closing. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests or other equity interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any written back-up Acquisition Proposal, request for information with respect to any potential back-up Acquisition Proposal or inquiry with respect to or which could reasonably be expected to result in a back-up Acquisition Proposal, the material terms and conditions of such request, back-up Acquisition Proposal or inquiry, and the identity of the Person making the same, that Sellers receive after the date hereof.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing or the termination of this Agreement in accordance with Section 9.01, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

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(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Post-Closing Management. From the date hereof until the Closing or the termination of this Agreement pursuant to Section 9.01, Buyer and John Metz shall negotiate in good faith the terms of a two-year consulting or similar agreement (the “Consulting Agreement”) pursuant to which John Metz (or an entity controlled by John Metz) shall provide certain consulting and advisory services to the Company for which he shall be paid four (4) times the excess of the royalty fee revenue, not including any royalty and/or franchise fees that the Company shares with any area developer, area director or any other Person, recognized by the Company during the first and second twelve (12) month periods during the term of such Consulting Agreement over such royalty fee revenue recognized by the Company for twelve (12) month period ending June 30, 2018.

Section 5.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information; it being understood and agreed the confidentiality requirement set forth in this Section 5.06 shall not apply to information regarding the Company Restaurants.

Section 5.07 Non-competition; Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, franchisor, franchisee, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company; provided, however, that the foregoing restrictions shall not apply with respect to the ownership, operation and management of the Company Restaurants, provided that the Company Restaurants are operated and managed in accordance with Section 5.11. Notwithstanding the foregoing, Sellers and their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any franchise owner or operator of the Company for purposes of diverting their business or services from the Company.

(d) Each Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act if applicable) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Assignment and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, the Assignment or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, the Assignment or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, the Assignment or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

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(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Sellers or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

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(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Company and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

Section 5.11 Operation of Company Restaurants. The parties acknowledge that none of the existing Company Restaurants currently pay royalty fees and have not paid royalty fees since February 1, 2018. As of the Closing, four of the existing Company Restaurants will pay royalty fees equal to 3% and two of the existing Company Restaurants (being Jupiter, Florida and International Drive, Orlando, Florida) will pay royalty fees equal to 1%, which royalty fees shall increase to 3% when the sales of such Company Restaurant reach $2,000,000 per annum. Wings Management currently has plans to build additional restaurants, with the same focus and concept as the Company Restaurants, three of which have been approved by Buyer (to be located in Redington Beach, Florida, Boynton Beach, Florida and Daytona Beach Shores, Florida), to be built within the next five (5) years in Wings Management’s sole discretion. All such additional restaurants, which must be approved by Buyer, shall pay a royalty fee of 3% and a marketing contribution of 2%. Subject to the terms of any applicable Franchise Agreement, Wings Management (or its Affiliate) shall have the right to close or sell, on the same terms, including the same royalty terms, any Company Restaurants and any such new restaurants. With the prior written consent of the Company, Wings Management shall have full right and authority to determine the menu items and direction for any such Company Restaurants operating under the Hurricane Dockside Grill branding, it being understood and agreed that such Company Restaurants shall be maintained as a “Florida Fish House”.

Section 5.12 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall (a) make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; or (b) until this Agreement is made public as a result of any filing required by the stock exchange requirements, disclose to any Person the terms and conditions of this Agreement or provide to any Person a copy of this Agreement; provided, however, that the foregoing shall not preclude Wings Management, John Metz or any other owner of a Company Restaurant from making any public announcement regarding any one or more Company Restaurant.

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Section 5.13 Post-Closing Audit of Media Fund. As soon as reasonably practicable after the Closing, the Company shall conduct an independent, third-party audit of the marketing, advertising and promotional fund (the “Media Fund”) for the calendar years 2016 and 2017 administered by the Company’s Subsidiary, Hurricane Media Fund, LLC. Such audit shall be paid for out of funds in the Media Fund; provided, however, that, should the audit reveal any improprieties on the part of the Company, or any shortfall in funds in excess of ten thousand dollars ($10,000) within the Media Fund, then (a) the cost of the audit will be borne by the Sellers; (b) Sellers shall deliver to the Company or Buyer no later than ten (10) days after demand therefor, by wire transfer of immediately available funds, the sum of (i) the full amount of any shortfall discovered plus (ii) the cost of the audit; and (c) in the reasonable discretion of Buyer in an effort to resolve the Demand Claims, further audits of the Media Fund for calendar year 2015 may be undertaken at the cost and expense of Sellers, except that, if any such audit does not reveal any improprieties on the part of the Company, or any shortfall in funds in excess of ten thousand dollars ($10,000) within the Media Fund, then the cost thereof shall be paid for out of funds in the Media Fund. The cost of any audits of years prior to 2015 shall be borne by Buyer.

Section 5.14 Post-Closing Audit. No later than July 16, 2018, the Company shall have completed its independent third-party audit for calendar year 2017; provided, however, that the Company may extend the deadline for the completion of such audit for additional one-week increments in its sole discretion and upon written notice to Buyer, based upon any updated timing provided by the third-party auditor.

Section 5.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, and their Affiliates and their respective Representatives) shall not, to the extent it may affect the Company, change or rescind any Tax election or amend any Tax Return or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Assignment and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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(c) Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, and shall timely pay all Taxes showing as due thereon. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Sellers to the Buyer (together with schedules, statements and, to the extent requested by the Sellers, supporting documentation) no later than forty-five (45) days prior to the due date thereof, and the Sellers shall permit Buyer to approve each such Tax Return prior to filing, which approval shall not be unreasonably withheld, conditioned, or delayed.

(d) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date for all Straddle Periods. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If any Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers or any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

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Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder, except and only to the extent that Seller forfeits its rights or defenses by reason of such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

Section 6.10 Purchase Price Allocation. As soon as practicable after the Closing, Buyer shall deliver to Sellers a statement setting forth the allocation (the “Allocation”) of the Purchase Price (including, for this purpose, liabilities of the Company treated as assumed by Buyer for U.S. federal income Tax purposes) among the assets of the Company, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law). If, within twenty (20) days after the delivery of the initial Allocation, the Sellers notify Buyer in writing that the Sellers object to the initial Allocation, Buyer and the Sellers shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Buyer and the Sellers are unable to resolve such dispute within twenty (20) days, Buyer and the Sellers shall jointly retain the Independent Accountant to resolve the disputed item. Upon resolution of the disputed items, the Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers. Buyer and the Sellers shall prepare and file all Tax Returns in a manner consistent with the Allocation and shall not take any position inconsistent with the Allocation except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

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ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c) The Company and John Metz (or an entity controlled by John Metz) shall have executed and delivered the Consulting Agreement.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement, the Assignment and the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Assignment and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) At the Closing, the Company shall be free of (i) Indebtedness, including Related Party Indebtedness, except as otherwise agreed by the parties; (ii) other Liabilities, other than those Liabilities incurred and payable in the ordinary course of business consistent with past practices; and (iii) accrued salaries and payroll taxes in excess of the Accrued Salary and Payroll Tax Cap.

(d) No Action shall have been commenced against Buyer, Sellers, or the Company which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(e) All approvals, consents and waivers that are listed in Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(g) Buyer shall be satisfied, in its reasonable business judgment, based on the information received from the Franchisees during the Franchise Status Calls, that the Franchisees do not have, and are not likely to raise, any additional material issues not otherwise disclosed herein based on prior actions or failures to act of the Company or Sellers or with respect to the transactions contemplated hereby.

(h) Sellers shall have duly executed and delivered the Assignment to Buyer.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is an entity certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of such Seller, as applicable, authorizing the execution, delivery and performance of this Agreement, the Assignment and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller that is an entity certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Assignment and the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (i) the articles or certificate of organization or formation of the Company, as filed with the secretary of state or similar Governmental Authority of the State of Florida, (ii) the Operating Agreement of the Company as then in effect and (iii) a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the State of Florida.

(m) Sellers shall have delivered, or caused the Company to deliver, to Buyer resignations of all of the managers and officers of the Company.

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(n) Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not a foreign person within the meaning of Section 1445 of the Code.

(o) Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer that Sellers have or have caused the Company to: (i) adopted resolutions and taken such other actions as are required to terminate the Benefit Plans effective immediately prior to the Closing Date; (ii) ceased contributions under the Benefit Plan effective as of the Closing Date; and (c) filed with the IRS such forms as may be required by applicable Law to terminate such Benefit Plans, all of which shall be in form and substance reasonably satisfactory to Buyer.

(p) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including the Release Agreements and the evidence of termination of the Ultimate Net Loss Obligation Agreement and the exercise or termination of the Grant of Options described in Section 2.03(c).

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

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(e) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have delivered (i) to Sellers, cash in the amount of the Net Cash Consideration; and (ii) to each of the other payees entitled to a portion of the Cash Consideration, the amount to which each such payee is entitled, in each case by wire transfer of immediately available funds in the amounts and to the accounts identified in the Closing Worksheet.

(h) Buyer shall have issued to each Seller and each other Person entitled thereto the number of Seller Units to which each Seller and other Person is entitled in the name of such Seller or other Person, which Seller Units shall be retained by Buyer in escrow as provided herein.

(i) Buyer shall have issued in the name of the applicable Seller and delivered to such Seller the number of Non-escrow Units to which such Seller is entitled.

(j) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until one (1) year from the Closing Date; provided that the representations and warranties (each, a “Fundamental Rep”) in Section 3.01 (Organization and Authority of Sellers), Section 3.02(a) (Organization and Organizational Documents), Section 3.03 (Capitalization), Section 3.19 (Environmental Matters) and Section 3.22 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) that are to be performed following the Closing shall survive the Closing for one (1) year from the Closing Date or for the period explicitly specified therein; provided that the covenants contained in Section 5.06 (Confidentiality) shall survive the Closing for three (3) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. During the applicable survival period, Buyer will cause the Company to maintain liability insurance in amounts at least comparable to the liability insurance currently maintained by the Company, provided that neither such obligation, nor any breach thereof nor any insurance so maintained shall reduce or otherwise limit any indemnification to which Buyer or any other Buyer Indemnitee is entitled under this Agreement.

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Section 8.02 Indemnification By Seller Indemnitors. Subject to the other terms and conditions of this ARTICLE VIII, the Seller Indemnitors shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c) any Loss incurred by such Buyer Indemnitee within three (3) years after the Closing as a result of any guaranty of any lease of a Franchisee;

(d) any Action identified with an asterisk on Section 3.17(a) of the Disclosure Schedules;

(e) any Company Indebtedness, including any Related Party Indebtedness, and any other Liabilities and payables of the Company that should have been paid at Closing in accordance with Section 2.02(b);

(f) any Loss incurred by a Buyer Indemnitee as a result of any Action, claim or assertion by any Person identified Section 2.02(b)(ii), which Person has not executed and delivered a Release Agreement, that such Person is entitled to a portion of the Cash Consideration, a different number of Units or any other consideration in exchange for such Person’s options to acquire, or other rights with respect to, membership interests in the Company;

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(g) any and all actions or failures to act of the Company and/or Sellers generally described in various demand letters served on the Company, as set forth in Item 9 and Item 13 of Section 3.07 of the Disclosure Schedules (notwithstanding the disclosure therein and in multiple other Sections of the Disclosure Schedules) (such actions or failures to act, and the claims against the Company with respect thereto, as such descriptions and claims may be modified, amended, restated, expanded, embellished or otherwise, collectively, the “Demand Claims”); and

(h) any and all amounts for which Sellers are liable under Section 5.13 of this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Seller Indemnitors shall not be liable to Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), in which event Sellers shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which the Seller Indemnitors shall be liable pursuant to Section 8.02(a) shall not exceed One Million Dollars ($1,000,000) (the “Cap”).

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(b) Buyer shall not be liable to Sellers Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of, (i) fraud or willful or intentional misconduct or breach, (ii) any inaccuracy in or breach of any Fundamental Rep, or (iii) the Demand Claims, for which the aggregate liability of the Seller Indemnitors under clauses (i), (ii), and (iii) shall be limited to the Purchase Price.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) No Losses may be claimed under Section 8.02 or Section 8.03 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.02.

(f) The amount to which an Indemnified Party may become entitled hereunder with respect to any indemnified matter shall be reduced by the amount of insurance proceeds, if any, actually received by such Indemnified Party with respect to such indemnified matter.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Without limiting the foregoing, the Demand Claims shall be deemed to be Third Party Claims hereunder. The following provisions shall apply to any Third Party Claim:

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(i) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is the Seller Indemnitors, such Indemnifying Party shall not have the right to direct the defense of any Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.

(ii) In the event that the Indemnifying Party assumes the defense of any Third Party Claim pursuant to the provisions hereof, subject to Section 8.05(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

(iii) The Indemnified Party shall have the right to participate in the defense or negotiation of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof, if applicable. Except in the case of the Demand Claims (in which event the fees and disbursements of the Company’s and Buyer’s outside counsel shall be included in Losses in all events), the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the fees and expenses of outside counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (in which event such fees and expenses of outside counsel shall be included in Losses in all events).

(iv) Subject to the requirement in Section 8.05(a) to provide notice to the Indemnifying Party of any Third Party Claims, if the Indemnifying Party elects not to defend a Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend a Third Party Claim as provided in this Agreement, or fails to diligently prosecute the defense of a Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), assume and control the defense of such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(v) The Seller Indemnitors and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). The Indemnifying Party shall give prompt written notice to the Indemnified Party if the Indemnifying Party receives a firm offer to settle a Third Party Claim that the Indemnifying Party desires to accept. If such firm offer (i) does not involve any financial liability or obligation or any other obligation on the part of any Indemnified Party, and (ii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations (monetary and otherwise) arising from such Third Party Claim, the Indemnified Party shall have ten (10) days after its receipt of such notice to consent to the settlement of such Third Party Claim as provided in such firm offer. If the Indemnified Party fails to consent to such firm offer within such ten (10) day period, the Indemnified Party may continue to contest or defend such Third Party Claim, in which event the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount set forth in such firm offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer. If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 8.05(a)(iv), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary expressed or implied in this Section 8.05(b), with respect to any settlement of any Third Party Claim brought by any Franchisee, (A) the Seller Indemnitors shall have the right, in their reasonable discretion and without impeding or otherwise delaying the ability to settle such Third Party Claim, to determine and agree to the monetary amount of damages payable to the applicable Franchisees; (B) the Buyer Indemnitees shall have the right, in their reasonable discretion and without impeding or otherwise delaying the ability to settle such Third Party Claim, to determine any ongoing obligations of the Company with respect thereto, including with respect to the Franchisees.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI.

Section 8.06 Payments; Release from Escrow.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, subject to Section 8.06(b), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Notwithstanding the foregoing, if the Seller Indemnitors are the Indemnifying Party, then Seller Units with an aggregate Original Issue Price equal to the indemnified amount of the Loss (i.e., after applying the Basket and/or the Cap if applicable) shall be released from escrow to Buyer and cancelled by Buyer, unless, within five (5) Business Days after such Loss is determined, the Seller Indemnitors notify Buyer in writing that they prefer to retain such Seller Units and pay the obligation in cash, in which event such Seller Indemnitors shall satisfy such obligations within ten (10) Business Days after such notice to Buyer by wire transfer of immediately available funds. If the aggregate indemnifiable Loss(es) payable by Seller Indemnitors exceeds the aggregate Original Issue Price of the Seller Units then held in escrow, the Seller Indemnitors shall promptly (and in any event within the timeframe described above) pay to Buyer, by wire transfer of immediately available funds, an amount equal to the difference between the indemnifiable Loss(es) and the Original Issue Price of the Units; provided that, if Seller Units have previously been released from escrow pursuant to the terms of this Agreement, Sellers may, in their discretion, pay all or part of such difference by delivery to Buyer of Seller Units with a value, based on the Original Issue Price, equal to all or part of such difference.

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(c) On the Business Day after the first anniversary of the Closing Date, one-half (1/2) of the Seller Units then held in escrow shall be issued and released to Sellers and the other Persons entitled thereto, pro rata in accordance with their respective interests therein as set forth in the Closing Worksheet, provided that claims for indemnification have not been asserted as of such date by any one or more Buyer Indemnitees, the amount of which exceeds the aggregate value of the remaining one-half (1/2) of the Seller Units, valued at the Original Issue Price. On the Business Day after the second anniversary of the Closing Date, the Seller Units then held in escrow shall be issued and released to Sellers and the other Persons entitled thereto, pro rata in accordance with their respective interests therein as set forth in the Closing Worksheet; provided that, if one or more Buyer Indemnitees has in good faith asserted a claim for indemnification of any Loss by the Seller Indemnitors prior to such date, Seller Units with an Original Issue Price equal to the claimed Loss shall be retained in escrow until the resolution of such claim, at which time such Seller Units shall be released to Buyer and/or Sellers, as applicable.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies; Appointment of Representative for Sellers.

(a) Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09(a) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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(b) Sellers’ Representative. Notwithstanding anything to the contrary expressed or implied in this ARTICLE VIII, Sellers agree that for all purposes of this ARTICLE VIII, John Metz shall act for and on behalf of all Sellers, and Sellers hereby appoint John Metz to serve as their representative and attorney-in-fact for all purposes of this ARTICLE VIII, which appointment is coupled with an interest; provided that Sellers may, at any time by written notice to Buyer executed by at least a majority of Sellers, appoint a different individual to act as their representative and attorney-in-fact for Sellers for all purposes of this ARTICLE VIII and such appointment will be coupled with an interest.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 3, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 3, 2018, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

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(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX, Section 5.06 and ARTICLE X; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers or any Seller:	1800 Old Okeechobee Road, #100
West Palm Beach, FL 33409

Facsimile:
Email:
Attention: John Metz
and
Email:
Attention: Paul Mapes

with a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A.3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410

Facsimile:
Email:
Attention: Gary N. Gerson, Esq.

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If to Buyer:	9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212

Facsimile:
Email:
Attention: Andrew Wiederhorn

with a copy to:	Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067

Facsimile:
Email:
Attention: Allen Z. Sussman, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06 Entire Agreement. This Agreement, the Assignment and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Assignment, the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its payment or other obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Each party hereby (i) submits to the exclusive jurisdiction of the state and federal courts sitting in Palm Beach County, State of Florida (the “Florida Courts”), for any action, suit or proceeding arising out of or relating to this Agreement, the Assignment or the other Transaction Documents or the transactions contemplated hereby or thereby, (ii) agrees that no such action, suit or proceeding shall be brought by it except in such court, and (iii) irrevocably waives, and agrees not to assert (by way of motion, defense or otherwise), in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the Florida Courts that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper or that this Agreement may not be enforced in or by the Florida Courts. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:		BUYER:

SALIENT POINT TRUST		FAT BRANDS INC.

By:	/s/ John Metz	By:	/s/ Andrew Wiederhorn
Name:	John Metz	Name:	Andrew Wiederhorn
Title:	Trustee	Title:	Chief Executive Officer

GAMA GROUP, LLC

By:	/s/ Gail Asarch
Name:	Gail Asarch
Title:	Manager

SATOVSKY ENTERPRISES, LLC

By:	/s/ James Satovsky
Name:	James Satovsky
Title:	Manager

MAPES HOLDINGS, LLC

By:	/s/ Paul Mapes
Name:	Paul Mapes
Title:	Manager

/s/ Martin O’Dowd
Martin O’Dowd

The undersigned executes this Agreement solely to reflect its agreement to be bound by the provisions of Section 5.11.

HURRICANE WINGS MANAGEMENT LLC

By:	/s/ John Metz
Name:	John Metz
Title:	Manager

[Signature page to Amended and Restated Membership Interest Purchase Agreement]